Exhibit 4.6

FORM OF LEGAL OPINION

[List of Purchasers]

Ladies and Gentlemen:

We have acted as counsel to uVuMobile, Inc., a Delaware  corporation (the “Company”), in connection with the execution and delivery by the Company of the Securities Purchase Agreement, dated as of December __, 2007 (the “Agreement”), by and among the Company and the purchasers identified on the signature pages thereto (the “Purchasers”).  This opinion is given to you pursuant to Section 2.2(a) of the Agreement.  Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

We have participated in the preparation and negotiation of the Agreement and the Exhibits and Schedules thereto, and the other documents referred to therein.  We also have examined such certificates of public officials, corporate documents and records and other certificates, opinions, agreements and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.  Specifically, we have reviewed originals or copies of the following documents:

(a)	The Agreement;
(b)	The Registration Rights Agreement;
(c)	The Debentures;
(d)	The Warrants;
(e)	The Security Agreement; and
(f)	The Subsidiary Guarantee.

The documents listed above are referred to herein as the “Opinion Documents.”

We have also reviewed a certificate of an officer of the Company delivered to us (the "Officer's Certificate"), the Certificate of Incorporation and Bylaws of the Company and originals or copies of such other records of the Company, certificates of public officers and of officers of the Company and agreements and other documents as we have been informed by the Company exist and deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(A)	The genuineness of all signatures.

(B)	The authenticity of the originals of the documents submitted to us and the legal capacity and mental competence of all natural persons.
(C)	The conformity to authentic originals of any documents submitted to us as copies.
(D)
As to matters of fact material to the opinions expressed herein, when relevant facts were not independently established by us, we have relied upon statements of the Company or its officers or upon the statements and certificates of public officials, and upon the truthfulness of the representations made in the Agreement and the other Opinion Documents and the Officer’s Certificate.

(E)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.
(F)
That the Company and each of its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify could have a Material Adverse Effect on the Company.

(G)	That the stock ledger of the Company is accurate and complete with respect to the number of shares of common stock of the Company outstanding and reserved for outstanding Common Stock Equivalents.

We have not independently established the validity of the foregoing assumptions.

Based on the foregoing and upon such investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.           The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  The foregoing statement is based solely upon a Certificate of Existence dated _____________________, provided by the Secretary of State of Delaware, with such certificate attached hereto as Exhibit A, and is limited to the meaning ascribed to such certificates by said State officials.

2.           The Company has all requisite corporate power and authority required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.  Based solely upon the Officer's Certificate, the Company has all material governmental licenses, authorizations, consents and approvals, that are required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify could have a Material Adverse Effect on the Company.

3.           OVT, Inc. is a corporation, duly organized and in good standing under the laws of Georgia.  The foregoing statement is based solely upon a Certificate of Existence dated _____________________, provided by the Secretary of State of Georgia, with such certificate attached hereto as Exhibit B, and is limited to the meaning ascribed to such certificates by said State officials.

4.           The Company has all requisite corporate power and authority (i) to execute, deliver and perform the Opinion Documents, (ii) to issue, sell and deliver the Debentures, the Warrants and the Underlying Shares pursuant to the Opinion Documents (subject to the authorization of sufficient Underlying Shares to allow for the exercise of the Warrants, as described in Section 4.11(b) of the Agreement), and (iii) to carry out and perform its obligations under, and to consummate the transactions contemplated by, the Opinion Documents.

5.           All action on the part of the Company, its directors and its stockholders necessary for the authorization, execution and delivery by the Company of the Opinion Documents, the authorization, issuance, sale and delivery of the Debentures and the Warrants pursuant to the Agreement, the issuance and delivery the Underlying Shares and the consummation by the Company of the transactions contemplated by the Opinion Documents has been duly taken, except for the actions required by Section 4.11(b) of the Agreement with respect to authorization of additional shares of common stock.  The Opinion Documents have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

6.           Based upon the Officer's Certificate, after giving effect to the transactions contemplated by the Agreement, and immediately after the Closing, the authorized capital stock of the Company will consist of:  (a) an aggregate of 150,000,000 shares of common stock, of which 67,645,299 shares will be issued and outstanding, 15,000,000 shares will be reserved for issuance under the Company’s approved incentive stock option plans, 11,013837 will be issuable upon exercise of outstanding warrants (other than the Warrants), and __________ of which will be reserved for issuance upon conversion and exercise of the Debentures and Warrants; and (b) 50,000,000 shares of preferred stock, of which 3,683,333 will be issued and outstanding.  All presently issued and outstanding shares of Common Stock and preferred stock have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive or similar rights.  The Debentures and Warrants which are being issued on the date hereof pursuant to the Agreement have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights, and, based in part upon the representations of the Purchasers contained in the Agreement, have been issued in compliance with applicable securities laws, rules and regulations.  Except for ___________ Underlying Shares to be authorized by the Company in accordance with Section 4.11(b) of the Agreement, the Underlying Shares have been duly and validly authorized and reserved for issuance, and when issued upon the conversion of the Debenture or the exercise of the Warrants in accordance with the respective terms therein, will be validly issued, fully paid and nonassessable, and free of any preemptive or similar rights.  To our knowledge, except for rights described in Schedule 3.1(g) of the Agreement, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire from the Company any capital stock or other securities of the Company, or any other agreements to issue any such securities or rights.  The rights, privileges and preferences of the Common Stock are as stated in the Company’s Certificate of Incorporation.

7.           To our knowledge, the Company has filed all reports (the “SEC Reports”) required to be filed by it under Sections 13(a) and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”).  To our knowledge, as of their respective filing dates, the SEC Reports filed in the last 12 months complied in all material respects as to form with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

8.           The execution, delivery and performance by the Company of, and the compliance by the Company with the terms of, the Opinion Documents and the issuance, sale and delivery of the Debentures, the Warrants and the Underlying Shares pursuant to the Agreement do not (a) conflict with or result in a violation of any provision of law, rule or regulation applicable to the Company or its Subsidiaries or of the certificate of incorporation or by-laws or other similar organizational documents of the Company or its Subsidiaries, (b) to our knowledge, conflict with, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in or permit the termination or modification of, any agreement, instrument, order, writ, judgment or decree known to us to which the Company or its Subsidiaries is a party or is subject or (c) to our knowledge, result in the creation or imposition of any lien, claim or encumbrance on any of the assets or properties of the Company or its Subsidiaries, other than those created by the Opinion Documents.

9.           Based in part upon the representations of the Purchasers contained in the Agreement, the Debentures, the Warrants and the Underlying Shares may be issued to the Purchasers without registration under the Securities Act of 1933, as amended.

10.         To our knowledge, based in part on the Officer’s Certificate, except as set forth in the Disclosure Schedule to the Agreement, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry, pending or threatened, before any court or governmental or administrative body or agency, or any private arbitration tribunal, against the Company or its Subsidiaries, or any of the officers, directors or employees (in connection with the discharge of their duties as officers, directors and employees) of the Company or its Subsidiaries, or affecting any of its properties or assets.

11.         In connection with the valid execution, delivery and performance by the Company of the Opinion Documents, or the offer, sale, issuance or delivery of the Debentures, the Warrants and the Underlying Shares or the consummation of the transactions contemplated thereby, no consent, license, permit, waiver, approval or authorization of, or designation, declaration, registration or filing with, any court, governmental or regulatory authority, or self-regulatory organization, is required.

12.         The Company is not, and shall not be, after the consummation of the transactions contemplated by the Opinion Documents, an Investment Company within the meaning of the Investment Company Act of 1940, as amended.

13.         The Security Agreement is effective to grant the Purchasers a security interest in the Collateral (as defined in the Security Agreement) in which a security interest may be created, and upon filing the UCC-1 in the office of the Secretary of States of Delaware and Georgia, such security interest shall be perfected as to those items of Collateral which can be perfected by the filing of such UCC-1.

Our opinions expressed above are subject to the following qualifications:

(a)          Our opinions set forth herein are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors rights, and (iii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(b)          Our opinion in paragraph 4 is subject to the qualification that certain of the provisions of the Security Agreement may be further limited or rendered unenforceable by applicable law, but in our opinion such law does not make the remedies afforded by the Security Agreement inadequate for the practical realization of the principal benefits purported to be provided thereby.

(c)          We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding indemnification against or release or exculpation of criminal violations, intentional harm, or violations of securities laws.

(d)           We express no opinion as to any provision of any Opinion Document requiring written amendments or waivers of any such document insofar as it suggests that oral or other modifications, amendments or waivers could not effectively be agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

(e)           We express no opinion with regard to the following:  (i) state or federal antitrust laws, (ii) state securities laws, (iii) tax laws or the effect thereof on any party to any Opinion Document, (iv) environmental laws, (v) zoning laws, (vi) labor or employment laws or (vii) other documents, instruments or other agreements or other transactions between or among any of the parties to the Opinion Documents.

(f)           We have assumed that all information relating to the Purchasers, as secured parties, as set forth in the Debentures or Security Agreement is accurate and complete, that “value” has been given within the meaning of Section 9-203(b) of the Georgia Uniform Commercial Code (“UCC”), and that the Company has rights in that portion of the Collateral described in the Security Agreement, to the extent collateral is subject to Article 9 of the UCC, and that the Company has rights in the Collateral sufficient in each case for the security interest of the Purchasers to attach and that the Company and the Purchasers have not otherwise agreed to postpone the time of attachment.

(g)           We have made no investigation as to the Company’s rights in or title to any of the collateral, and express no opinion as to such title or as to the priority of the lien, security interests or security title created by the Security Agreement or the existence or nonexistence of liens, security interests, charges or encumbrances on or against the Company or Collateral, whether or not of record.  We have not independently verified the existence, description, condition, location or ownership of any of the Collateral and have assumed that the description of the Collateral reasonably identifies the personal property intended to be described.

(h)           We do not express any opinion as to (1) matters excluded from Article 9 of the UCC by virtue of Section 9-109; (2) any security interest that is terminated or released; (3) the effect of fraudulent conveyance or transfer laws; (4) any security interest in fixtures, as-extracted collateral, aircraft, motor vehicles or other goods covered by certificates of title, tort claims, consumer goods, securities entitlements, a securities account, a commodity account or property that is not assignable as a matter of contract or under applicable laws or regulations; (5) the enforceability of a security interest against subsequent purchasers or transferees under the circumstances described in Sections 9-317, 9-320 and 9-321 of the UCC or the effects of Sections 9-330, 9-331, 9-332 and 9-516(b) of the UCC; (6) provisions of the Opinion Documents which purport to appoint the Purchasers or Secured Parties as the attorney-in-fact or proxy for the Company or provide for the appointment of a receiver for Company; and (7) perfection of any security interest in collateral for which the State of Georgia is not the proper place to file a financing statement.

(i)           We express no opinion as to the enforceability of provisions of the Opinion Documents (A) which purport to or permit the Purchasers to give notice of the time and place of any sale or other intended disposition for a period or in a manner which may be deemed to be unreasonable or (B) to the extent that such provisions purport to constitute an agreement prior to default that the sale of Collateral thereunder shall be deemed to have been made in a commercially reasonable manner or (C) which purport to waive or vary any of the rules enumerated in Sections 9-602 or 9-603(b) of the UCC to the extent prohibited thereby or (D) which purport to operate as a waiver of the obligations of good faith, fair dealing, diligence and reasonableness or (E) would result in a breach of the peace or be contrary to applicable laws in connection with the exercise of self-help remedies.

The Opinions expressed herein are limited to the laws of the State of Georgia and applicable federal laws of the United States, in force and effect on the date hereof.  We express no opinion with regard to any matter which may be governed by the laws of any other jurisdiction.  References herein to the UCC or any other law mean such laws as enacted by the State of Georgia, unless otherwise indicated.  We call your attention to the fact that some of the Opinion Documents state that they are governed by law other than that of the State of Georgia, and that we are not rendering any opinion with respect to law other than Georgia law.  Therefore, we have not examined the question of what law would govern the interpretation, construction or enforcement of the Opinion Documents and our opinion is based on the assumption that the internal laws of the State of Georgia, without regard to its choice-of-law principles, and federal law, as applicable, would govern the provisions of the Opinion Documents and the transaction contemplated thereby.  Accordingly, we express no opinion as to the enforceability of the choice of law provisions in the Opinion Documents.

This opinion is addressed to you and is solely for your benefit and only in connection with the transactions contemplated by the Agreement.  This opinion is (a) limited to matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein, (b) given as of the date hereof and with the express understanding that we have no obligation to advise you or any of your successors or assigns of any changes in law or fact subsequent to the date hereof, even though such changes may affect the opinions expressed herein, and (c) rendered to you solely in connection with the subject transaction and may not be relied upon by you or by any other person for any other purpose or sued, quoted, circulated or otherwise referred to for any other purposes.

Very truly yours,